                                                                     EXHIBIT 3.2

     MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES
     CORPORATION, SECURITIES AND LAND DEVELOPMENT BUREAU

     Date Received                             (FOR BUREAU USE ONLY)





     Name:     Gerald T. Lievois
               Dykema Gossett PLLC
     Address:  1577 North Woodward, Ste 300
               Bloomfield Hills, MI  48304    EFFECTIVE DATE:

DOCUMENT WILL BE RETURNED TO NAME AND ADDRESS INDICATED ABOVE

                                              CORPORATE IDENTIFICATION NUMBER

                                               0    5   9   -   8   3   7



                       RESTATED ARTICLES OF INCORPORATION
                    For use by Domestic Profit Corporations

     Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Restated Articles of Incorporation which shall supersede all prior Articles of Incorporation, as amended, of the corporation and shall be the Articles of Incorporation for the corporation.

                                   ARTICLE I

                                      Name

     The name of the corporation is Lobdell Emery Corporation (the
"Corporation").


                                   ARTICLE II

                                    Purpose

     The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Michigan Business Corporation Act ("the MBCA").




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                                 ARTICLE III

                               Authorized Capital

      1. The total number of shares of stock which the Corporation shall have the authority to issue is 20,000 shares of common stock ("Common Stock") and 600,000 shares of preferred stock ("Preferred Stock").

      2. The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of stock shall be as follows:


General Provisions Applicable to All Shares

     Subject to the power of the Board of Directors to provide to the contrary with respect to any one or more series of Preferred Stock at any time authorized, no holder of stock of any class of the Corporation shall be entitled as a matter of right to purchase or subscribe for any part of any unissued stock of any class, or of any additional stock of any class of capital stock of the Corporation, or of any bonds, certificates of indebtedness, debentures, or other securities, whether or not convertible into other securities, but any such stock or other securities may be issued and disposed of pursuant to resolution adopted by the Board of Directors to such persons, firms, corporations or associations and upon such terms and for such consideration as the Board of Directors in the exercise of its discretion may determine and as may be permitted by law without action by the shareholders of the Corporation. The Board of Directors may provide for payment therefor to be received by the Corporation in cash, property, or services, as authorized by the MBCA. Any and all shares of stock so issued for which the consideration so provided for has been paid or delivered, as provided in the MBCA, shall be deemed fully paid and not liable to any further call or assessment.

Provisions Applicable to Common Stock

     Except as otherwise required by law or by these Articles of Incorporation, each holder of Common Stock shall have one vote for each share of stock held by such holder on all matters to be voted upon by the holders of Common Stock whether or not any one or more series of Preferred Stock shall be entitled to voting rights or to more or less than one vote for each share of Preferred Stock.

     Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase of, redemption of or sinking funds for, Preferred Stock, the holders of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.



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     In the event of any liquidation, dissolution or winding up of the
Corporation, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Corporation or the proceeds thereof.

Provisions Applicable to Preferred Stock

     The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and for such consideration or considerations as the Board of Directors may determine, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, all except as otherwise required by law or by these Articles of Incorporation and including, but not limited to, the following:

      (a) The distinctive designation and number of shares comprising such series.

      (b) The dividend rate or rates on the shares of such series and the relation such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

      (c) Whether the shares of such series shall be redeemable and, if redeemable, whether redeemable for cash, bonds, securities, or other property or rights, including securities of any other corporation, at the option of either the holder or the Corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

      (d) The rights to which the holders of shares of such series shall be entitled and the preferences, if any, over any other series (or of any other series over such series) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates.

      (e) Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions such purchase, retirement, or sinking fund shall be cumulative or noncumulative, the extent


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           to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

      (f) Whether the shares of such series shall be convertible or exchangeable into shares of any other class or of any other series of any class of capital stock, or into bonds, notes or debentures of the Corporation, at the option of either the holder or the Corporation or upon the happening of a specified event, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

      (g) The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class, upon any merger or other transaction of the Corporation, or upon any other matter, including but without limitation the election of one or more additional directors of the Corporation in case of dividend arrearages or other specified events.

      (h) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

      (i) Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.

     All shares of Preferred Stock of any one series shall be of equal rank and identical in all respects except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

     Any resolution of the Board of Directors establishing and designating a series of Preferred Stock and fixing and defining the relevant rights and preferences thereof shall be filed with the Department of Consumer and Industry Services of the State of Michigan and when so filed shall constitute an amendment to these Articles of Incorporation.

     SEE ATTACHED ANNEX A FOR ADDITIONAL PROVISIONS TO THIS ARTICLE III.



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                                 ARTICLE IV

                      Registered Office and Resident Agent

     The address of the initial registered office is 2000 North Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The mailing address of the initial registered office is 2000 North Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The name of the initial resident agent is Robert H. Orley.

                                   ARTICLE V

                        Limitation of Director Liability

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following: (i) breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the MBCA; or (iv) a transaction from which the director derived an improper personal benefit.

     If the MBCA hereafter is amended to authorize the further elimination of limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability contained herein, shall be limited to the fullest extent permitted by the MBCA as so amended.

     No amendment or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE VI

               Compromise, Arrangement, or Plan of Reorganization

     Whenever a compromise or arrangement or any plan of reorganization of this Corporation is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equity jurisdiction within the state of Michigan may, on the application of this Corporation or of any creditor or any shareholder thereof, or on the application of any receiver or receivers appointed for this Corporation, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as said court directs.




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     If a majority in number, representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, agrees to any compromise or arrangement or to any reorganization of this Corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, as the case may be, and also on this Corporation.


                                  ARTICLE VII

                Corporate Action Without Meeting of Shareholders

     Any action required or permitted by the MBCA to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

     Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.


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                                    ANNEX A


     1. DESIGNATION OF PREFERRED STOCK:

        (a) Four Hundred Eighty Thousand (480,000) shares of Preferred Stock of the Company are hereby constituted as the original number of shares of a series of Preferred Stock designated as Series A $3.00 Cumulative Preferred Stock ("Series A Preferred").

        (b) Sixty Thousand (60,000) shares of Preferred Stock of the Company are hereby constituted as the original number of shares of a series of Preferred Stock designated as Series B Preferred Stock ("Series B Preferred"). The term "Articles of Incorporation" when used herein shall include all statements or certificates filed pursuant to law with respect to any series of Preferred Stock.

     2. PREFERENCES:

        The Company may issue any shares of preferred stock or any other class or series of stock ranking junior to or on a parity with the Series A Preferred or the Series B Preferred as to dividends, redemption rights, liquidation rights or other rights without the affirmative vote or written consent of the holders of the Series A Preferred or the Series B Preferred. So long as any shares of Series A Preferred or Series B Preferred remain outstanding, the Company may not issue any shares of preferred stock or any other class or series of stock ranking senior to the Series A Preferred as to dividends, redemption rights, liquidation rights or other rights without the affirmative vote or written consent of a majority of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class.

     3. DIVIDENDS:

        (a) The holders of Series A Preferred shall be entitled to receive when and as declared by the Board of Directors of the Company out of funds of the Company legally available for payment, cumulative cash dividends at an annual rate of $3.00 per share. Dividends on the Series A Preferred shall be payable semi-annually, on July 15 and January 15 of each year or on the first succeeding business day thereafter if such day is not a business day (each a "Dividend Payment Date"), commencing July 15, 1997. Such dividends shall be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates (each a "Record Date"), not exceeding 45 days nor fewer than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Semi-annual dividend periods (each a "Dividend Period") commence on and include the fifteenth day of July and January of each year, and shall end on and include the day next preceding the next following Dividend Payment Date. Dividends shall accrue



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from the date of issuance, whether or not earned or declared.  Dividends shall be cumulative from such date, whether or not in any Dividend Period or Dividend Periods there shall be funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of Series A Preferred shall not bear interest. Dividends payable on the Series A Preferred for any period greater or less than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend rate by two.

     (b) All dividends declared on the Series A Preferred for any Dividend Period and on any class or series of stock of the Company ranking on a parity with the Series A Preferred as to dividends shall be declared pro rata so that the amounts of dividends per share declared for such period on the Series A Preferred and on any class or series of stock ranking on a parity with the Series A Preferred as to dividends, that were outstanding during such period, shall in all cases bear to each other the same ratio that the respective dividend rates of such stock for such period bear to each other.

     (c) The Company shall not declare or pay any dividend or other distribution, other than in Common Stock or other stock not expressly designated as being on a parity with or senior to the Series A Preferred ("Junior Stock"), with respect to any Junior Stock or Common Stock of the Company or redeem or set apart funds for the purchase or redemption of any Junior Stock through a sinking fund or otherwise, or purchase any shares of its Common Stock, unless (i) all accrued and unpaid dividends with respect to the Series A Preferred and any other stock ranking on a parity with the Series A Preferred ("Parity Stock") have been paid, or funds have been set apart for payment of such dividends and (ii) sufficient funds have been set apart for the Company for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred and any Parity Stock. Provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

     4. REDEMPTION:

        (a) The Company shall redeem, from any source of funds legally available therefor, all of the Series A Preferred and the Series B Preferred on December 31, 2006 (the "Mandatory Redemption Date"). The Company shall effect such redemption on the Mandatory Redemption Date by paying in cash in exchange for the shares of Series A Preferred and Series B Preferred to be redeemed a sum equal to $100.00 per share of Series A Preferred and $100.00 per share of Series B Preferred (each as adjusted for any stock dividends, combinations or splits with respect to such shares) plus, with respect to the Series A Preferred, all declared or accumulated but unpaid dividends on such shares (the "Redemption Price"). However, if BMG-MI, Inc., the parent of the Company, does not commence a public offering of common stock which is (i) exclusively for cash, (ii) subject to an effective registration statement filed with the Securities and Exchange Commission and (iii) underwritten on a firm commitment basis by one or more underwriters (an "Initial Public Offering") prior to June 30, 2006, the payment for the shares of Series A Preferred to



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be redeemed shall be a sum equal to $103.00 per share of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares.

     (b) At the individual option of each holder of shares of Series A Preferred, if an Initial Public Offering does not take place on or before December 31, 2001, the Company shall redeem on December 31 of each year commencing with 2002 and continuing thereafter, (each an "Optional Redemption Date"), the number of shares of Series A Preferred held by such holder that is specified in a written request for redemption, which shall include the specific number of shares to be redeemed from such holder and the specific certificates representing the shares to be redeemed, delivered to the Company by the holder on or prior to the October 1 immediately preceding the applicable Optional Redemption Date, by paying in cash therefor, the Redemption Price, provided, however that the Company shall not be required under this Section 4(d) to redeem from any particular holder, a number of shares of Series A Preferred greater than 20% of the aggregate number of shares of Series A Preferred held by such holder immediately prior to the initial Optional Redemption Date.

     (c) As used herein, the term "Redemption Date" shall refer to each of "Mandatory Redemption Date" and "Optional Redemption Date." At least 15, but no more than 30, days prior to each Redemption Date, the Company shall mail written notice (the "Redemption Notice"), postage prepaid, to each holder of record of the Series A Preferred or the Series B Preferred to be redeemed, at the holder's address last shown on the Company's records, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed. On or after the Redemption Date, and against payment of the Redemption Price, each holder of the Series A Preferred and Series B Preferred to be redeemed shall surrender the certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable in immediately available funds to the order of the person whose name appears on such certificate or certificates as the owner of such shares, and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (d) If and when the Redemption Price is paid, dividends shall cease to accrue on the Series A Preferred called for redemption, and the Series A Preferred and Series B Preferred shall no longer be deemed to be outstanding and all rights of the holders of such shares, except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates, shall cease and terminate with respect to such shares.

     (e) In the event that cumulative dividends on any other series of stock ranking, as to dividends, on a parity with the Series A Preferred have not been paid or declared and set apart for payment, the Series A Preferred and Series B Preferred may not be redeemed in part and the Company may not purchase or acquire shares of Series A Preferred, Series B Preferred or such other




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stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred, Series B Preferred and such other stock.

     5. LIQUIDATION:

        (a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and provision for the rights in such event of any series of stock ranking prior in liquidation to the Series A Preferred and Series B Preferred, if any, the holders of Series A Preferred and the Series B Preferred shall be entitled to receive $100.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus, with respect to the Series A Preferred, an amount per share equal to any unpaid, accrued and accumulated dividends (whether or not earned or declared) without interest. The Series A Preferred and the Series B Preferred shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If upon liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred and the Series B Preferred the full amounts to which they respectively shall be entitled, the holders of the Series A Preferred and the Series B Preferred shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

        (b) Upon any such liquidation, dissolution or winding up, the preferential amounts with respect to the Series A Preferred and the Series B Preferred and any class or series ranking on a parity with the Series A Preferred and the Series B Preferred shall be distributed pro rata in accordance with the aggregate preferential amounts of the Series A Preferred, Series B Preferred and such other classes or series of stock, if any, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any Junior Stock. Neither a consolidation or merger of the Company with another Company nor a sale or transfer of all or substantially all of the Company's assets nor a statutory share exchange shall be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

     6. VOTING RIGHTS:

        (a) The holders of the Series A Preferred and the Series B Preferred shall not be entitled to any voting rights, except as set forth below, or as required by applicable law. So long as any shares of the Series A Preferred or Series B Preferred are outstanding, the Company will not, without the consent of the holders of a majority of the outstanding shares of the Series A Preferred and Series B Preferred, voting together as a single class, (a) amend, alter or repeal or otherwise change any provision of its Articles of Incorporation, or the resolutions of its Board of Directors authorizing and creating the Series A Preferred and Series B Preferred so as to materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred or the Series




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B Preferred, or (b) create, authorize, issue or increase the authorized or issued amount of any class or series of any equity securities of the Company, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of the Company, ranking prior to the Series A Preferred as to dividend rights, redemption rights and rights on liquidation, winding-up or dissolution of the Company.

     (b) The creation or the issuance of Parity Stock or Junior Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, shall not be considered to be an adverse change requiring a vote of the holders of the Series A Preferred and the Series B Preferred.

     (c) The number of directors which shall constitute the full Board of Directors of the Company shall be fixed from time to time by the Board of Directors. At the time of their election, one of such directors, shall be designated as the Series A Preferred Stock Director. The holders of the Series A Preferred, voting as a separate class, shall be entitled to elect the Series A Preferred Stock Director. The initial Series A Preferred Stock Director shall be D. Kennedy Fesenmyer. Unless otherwise provided herein, the holders of the Series A Preferred shall not be entitled to vote in the election of the other directors, or any other matters.

     So long as any shares of the Series A Preferred remain outstanding, in the event of a failure of the Company to pay three consecutive semi-annual dividend payments pursuant to Section 3 hereof ( "Event of Default"), then the holders of the Series A Preferred, voting as a separate class, shall be entitled to elect one additional director, who shall be an additional director to the then existing Board of Directors. When the Event of Default is cured, the holders of the Series A Preferred shall be divested of such special voting power for one additional director, but always subject to the same provisions for the vesting of such special voting power in such holders in case of any future Event of Default. Upon termination of such special voting power as provided above, the one additional director shall automatically cease to be a director and the term of office of such additional director shall terminate. Upon the written request of the holders of not less than 25% of the Series A Preferred outstanding at the time of such request, addressed to the Secretary at the principal business office of the Company, the Secretary shall call a meeting of the holders of the Series A Preferred for the election of such additional director, at which meeting the holders of the Series A Preferred shall vote as a separate class. Such meeting shall be held on a date not less than ten nor more than sixty days after the date of such request, upon notice similar to that provided in the bylaws of the Company for a special meeting of shareholders. The holders of a majority of the Series A Preferred present at such meeting in person or by proxy shall be entitled to elect the additional director provided for herein.

     7. ADDITIONAL RESTRICTIONS:

     (a) So long as any shares of Series A Preferred remain outstanding, the Company shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of the Series A Preferred, voting as a single class, and will not permit any of its subsidiaries




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to affirmatively create or grant any  pledge, security interest, mortgage, deed of trust or other similar encumbrance on or with respect to any real estate of the company which was the real estate of the Lobdell Emery Corporation as of November 14, 1996.

     (b) No holder of Preferred Stock shall transfer, sell or assign any such Preferred Stock prior to February 1, 1999, except transfers or assignments to an inter vivos trust or by bequest. After February 1, 1999, each holder of Preferred Stock who proposes to sell, transfer or assign (other than a transfer to an inter vivos trust or transfer by gift or bequest) any Preferred Stock shall first give written notice to the Company of the proposed transfer, stating the name of the proposed purchaser, the number of shares to be transferred, the price per share, and all of the other material terms of the proposed transfer. For thirty days after such notice, the Company shall have a first option to purchase all (but not less than all) of the Preferred Stock to be transferred, at the price of the proposed transfer and on the other material terms of the proposed transfer. If the Company fails to purchase all such shares, they may be transferred to the purchaser designated in such notice, at the price and on the terms described in such notice, within fifteen days after the expiration of the thirty-day option period. After the expiration of such fifteen-day period, no Preferred Stock may be transferred to any person without again complying with this Section 7(b). The closing of any sale of Preferred Stock to the Company pursuant to this Section 7(b) shall take place at the principal business office of the Company. Upon tender of the purchase price, the holder of such Preferred Stock shall endorse and deliver to the Company all certificates representing the purchased shares, together with all other documents that may be necessary or desirable to accomplish a complete transfer of such shares. If such holder fails to deliver any certificate, notice, or other document required by this Section 7(b), the Company may set aside the purchase price, to be held for such holder without interest and without any fiduciary obligation, and such holder shall have no further rights with respect to the shares to be purchased, including but not limited to the right to receive any distribution with respect to such shares.

        8. STOCK SPLITS, COMBINATIONS, ETC.:

     In the event of any split, reverse split or combination of the Series A or Series B Preferred, or any distribution with respect to the Series A or Series B Preferred, of additional shares of Series A or Series B Preferred, the dividend rate provided in Section 3, the amount payable upon the liquidation, dissolution or winding up of the Company pursuant to Section 5 and the Redemption Price payable pursuant to Section 4 shall be equitably adjusted by the Board of Directors to reflect the number of shares of Series A or Series B Preferred, as applicable, outstanding immediately after such event as a percentage of the number of shares of Series A or Series B Preferred outstanding immediately after the last such prior adjustment, or of the number of shares of Series A Preferred and Series B Preferred originally issued, if there has been no such prior adjustment.

        9. FINANCIAL STATEMENTS:

     (a) As soon as practicable, and in any event within 120 days after the close of each fiscal year of the Company, the Company shall mail or otherwise furnish to the holders of the Series

A and Series B Preferred consolidated statements of income, retained earnings and changes in financial position of the Company and its consolidated subsidiaries for such fiscal year and a consolidated balance sheet of the Company and its consolidated subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with generally accepted accounting principles and certified by independent certified public accountants of recognized standing selected by the Company.

     (b) As soon as practicable, and in any event within 45 days after the close of each of the first three quarters of each fiscal year of the Company, the Company shall mail or otherwise furnish to the holders of the Series A and Series B Preferred unaudited consolidated statements of income, retained earnings and changes in financial position of the Company and its consolidated subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, and an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of the close of such fiscal quarter, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the same period or as of the same date during the preceding fiscal quarter, and certified by the chief financial officer of the Company as presenting fairly the financial position of the Company and its consolidated subsidiaries as of the end of such fiscal quarter and the results of their operations and the changes in their financial position for such fiscal quarter, in conformity with generally accepted accounting principles but subject to year-end audit adjustments.

RETURN DOCUMENT TO:

     Gerald T. Lievois
     Dykema Gossett PLLC
     1577 North Woodward Avenue
     Suite 300
     Bloomfield Hills, Michigan  48304


NAME OF ORGANIZATION REMITTING FEES:

     Dykema Gossett PLLC


PREPARER'S NAME AND BUSINESS TELEPHONE NUMBER:

     Gerald T. Lievois
     (810) 540-0866